KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309 Exhibit 16.1 December 13, 2018 Securities and Exchange Commission Washington, DC 20549 Dear Ladies and Gentlemen: We were previously principal accountants for Meta Financial Group, Inc. (the Company) and, under the date of November 29, 2018, we reported on the consolidated statements of financial condition of the Company as of September 30, 2018 and 2017, and the consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the effectiveness of internal control over financial reporting as of September 30, 2018. On December 7, 2018, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 13, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements (1) that the Audit Committee conducted a competitive process for selecting the audit firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019, and that the Audit Committee invited several independent registered public accounting firms to participate in the process, (2) that the change in the independent registered public accounting firm and the dismissal of KPMG was approved by the Audit Committee of the Board of Directors and that the Audit Committee considered Crowe’s prior service as independent auditor of Crestmark Bancorp, Inc., the provision of income tax compliance services and the Company’s experience working with Crowe on business valuation and other matters, (3) related to the Company’s consultations with Crowe during the fiscal years ended September 30, 2018 and 2017, and (4) related to the Company’s consultations with Crowe on (i) any matters regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered, and no written report or oral advice was provided to the Company that Crowe concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of any disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). Very truly yours, KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.